OFFICE DEPOT
--------------------------------------------------------------------------------
                                                                    NEWS RELEASE

Contact:     Eileen H. Dunn
             Vice Presient, Investor Relations/Public Relations
             561/438-4930
             edunn@officedepot.com
             ---------------------

             Lauren Garvey
             Director, Media Relations
             561/438-2895
             lgarvey@officedepot.com
             -----------------------


               OFFICE DEPOT ANNOUNCES SECOND QUARTER 2001 RESULTS

     o    EPS Below Prior Year, But Exceed Consensus Estimates by $0.02
     o    Completed Major Retail Re-Merchandising Program
     o    Continued Improvements on Key Operating Initiatives
     o    E-Commerce Sales up 64% in Q2; Almost 75% Year to Date

(DELRAY BEACH, FL) July 19, 2001 - OFFICE DEPOT, INC. (NYSE:ODP), the world's largest seller of office products, today announced second quarter results for the period ended June 30, 2001.

Total sales for the second quarter decreased 3% to $2.6 billion compared to the second quarter of 2000. Sales for the first six months of 2001 decreased 2% to $5.6 billion compared to the first half of 2000. Comparable worldwide sales in the 814 stores and 41 delivery centers that have been open for more than one year decreased 2% for the second quarter and 1% for the first half of 2001. Continued economic weakness was a primary contributor to the decline in North American sales and a strong U.S. dollar continued to impact translated results in the Company's International Division.

The Company recorded net income of $42.0 million (or $0.14 per share) for the second quarter as compared to $57.9 million (or $0.18 per share) for the same period in 2000. Included in the second quarter results for 2001 were net charges primarily related to the non-cash write-downs of investments in certain Office Depot Internet marketing partners totaling $5.9 million ($3.7 million net of taxes, or $0.01 per share). Included in the second quarter results for 2000 were charges of $8.4 million ($5.2 million net of taxes, or $0.02 per share). On a year to date basis, the Company recorded net income of $98.3 million (or $0.33 per share) for the first six months of 2001 as compared to $167.0 million (or $0.50 per share) for the same period in 2000. Included in the results for the first six months of 2001 were net charges primarily related to write-downs of investments in certain Office Depot Internet marketing partners totaling $6.3 million ($4.0 million net of taxes, or $0.01 per share). Included in the results for the first six months of 2000 were $9.4 million ($6.0 million net of taxes, or $0.02 per share) of charges, and a gain on the sale of an investment of $19.0 million ($11.9 million net of taxes, or $0.03 per share).

Bruce Nelson, Office Depot's CEO, commented, "The continued weakness in the North America economy and the strengthening U.S. dollar overseas are `masking' otherwise significant improvements in Office Depot's operating results, and our progress towards making Office Depot a more compelling place to work, shop and invest.

"Our North American Retail Division gross margin percentage in this quarter was the highest since the second quarter of 1999. Our retail merchandise in stock position improved, retail customer service complaints were down 22%, and the overall retail customer service index levels improved 180 basis points during the quarter. These improved results were overshadowed by continued softness in computer hardware and software sales. Overall, comparable sales growth in these categories declined 27% in the second quarter.

"But, by far, the most significant accomplishment in retail was the completion of our entire chain-wide re-merchandising program. This new comprehensive re-merchandising and product layout in all U.S. stores was completed on time, on budget, and with little disruption to store operations. We executed the new plan-o-grams during evening hours in order to minimize their impact on customers' shopping experience, and tracked each store's progress daily via the Company Intranet. The store changes include significant improvements in product adjacencies; new, vibrant and informative signage; increased availability of private label merchandise; and new customer friendly reference charts on technology products. The end result is a more compelling, customer friendly and informative shopping experience. While it is still too early to call, we are beginning to see signs of improved retail gross margins and slightly higher market basket transactions since the completion of this rollout.

"For the second consecutive quarter, total operating costs in our Business Services Group declined as a percentage of sales. At the same time, virtually all of our customer service and quality metrics improved. We have now completed 16 of the 17 planned consolidations of Office Depot call centers, which has resulted in lower operating costs and vastly improved service for our customers.

"Our operating profit margin in our International Division reached 14%, higher than any quarter in fiscal year 2000, although slightly less than first quarter, primarily as a result of the negative U.S. dollar currency translation. During the quarter we launched our European Business Services Division into Ireland and The Netherlands. This new sales channel leverages the Company's already highly efficient merchandising, administrative, financial and logistics infrastructure in each of those countries and positions Office Depot for even higher future growth rates in these countries."

OTHER SECOND QUARTER HIGHLIGHTS INCLUDE:

     o Worldwide e-commerce sales grew 64% to $360.2 million during the quarter, as compared to $220.3 million for the second quarter of 2000. Worldwide e-commerce sales grew for the first six months of 2001 by 74% to $719.6 million, as compared to $412.9 million in 2000. These e-commerce sales include all worldwide online sales, including those from our domestic public Web sites - http://www.officedepot.com and http://www.vikingop.com -- and Office Depot's contract business-to-business sites, as well as the Company's nine international Web sites. For business segment reporting purposes, these sales are reported separately in the appropriate business segment.
     o Acquired the leading contract stationer in Western Australia, Sands & McDougall. This acquisition positions Office Depot to enter the medium and large customer segments in that part of Australia and provides the Company with a warehouse in Perth that will dramatically improve Viking's service in Western Australia.
     o Acquired the key assets of Officesupplies.com, a leading online supplier of office products. This acquisition in the online office supplies space adds new incremental business customers while leveraging our existing infrastructure in ordering, fulfillment and customer service.
     o Sold through private placement $250 million in senior subordinated notes that mature on July 15, 2008. The notes have a 10% coupon rate and are rated Ba1 by Moody's and BB+ by Standard & Poor's rating agencies. Proceeds will be used to repay short-term debt and to support current working capital needs and enhance the Company's financial flexibility.
     o Announced "Free Supplies for Your School" Program in the U.S. and Canada. For the second year in a row, Office Depot will credit 5% of all qualifying school product purchases toward designated schools, selected at the time of purchase, beginning July 22 and running through September 30, 2001.

2001 SECOND HALF OUTLOOK:

In discussing the Company's outlook for the second half of the year, Mr. Nelson commented, "The overall softness in the U.S. economy, and the uncertainty regarding short-term prospects for recovery will continue to be important factors in our second half performance. As we look forward, until the demand for technology shows some signs of improvement, we continue to expect negative comps in our North American Retail Division. Sales in our small business customer segments continue to be soft, and we began to see weakness in our medium to large accounts in the month of May, that continued throughout the month of June. As a result, we now expect this business segment to remain soft for the balance of the year.

"On the international front, the month of May was soft, but we experienced some improvement in June. So far, Germany and France seem to be the countries most impacted by slowing economies, but we remain confident that in local currencies our overall international operating profit will not be negatively affected. Given the current strength, and uncertain direction, of the U.S. dollar, we believe currency translation could continue to negatively impact our reported U.S. dollar results during the third and fourth quarters of 2001.

"Based on all of these factors, we do see some potential risk to our top line results in the second half of 2001. But we are seeing improvements in gross margins and we continue to aggressively manage our costs. We are maintaining tight controls on capital spending, and are seeing continued improvements in workflow and processes; and productivity is increasing. In addition, we continue to identify new ways to manage and drive accountability across our organization. Therefore, at this point in time we see no reason to change our earnings guidance for 2001. We will issue a mid-quarter status report, as is our customary practice, during mid to late August to update changes, if any, to our expectations.

"Our goal is simple: to make Office Depot the most compelling place to work, shop and invest. We are making great strides in accomplishing that mission. Our employee retention rates are increasing, our customer loyalty rates are growing, and as we demonstrate our ability to execute, we are gaining the confidence of our shareholders."

                                 Segment Results

North American Retail Division

                                Second Quarter         Year-to-Date

(In millions of dollars)        2001       2000       2001       2000
------------------------        ----       ----       ----       ----
Sales                      $  1,284.3 $  1,416.0 $  2,895.5 $  3,211.7
COGS and Occupancy Costs        978.7    1,085.0    2,249.2    2,472.0
                             --------   --------   --------   --------
     Gross Profit               305.6      331.0      646.3      739.7

Operating and Selling
 Expenses                       230.5      228.0      486.7      479.9
                             --------   --------   --------   --------
     Operating Profit            75.1      103.0      159.6      259.8

Sales in the North American Retail Division declined 9% to $1.3 billion for the second quarter of 2001, as compared with $1.4 billion for the second quarter of 2000. Sales declined 10% to $2.9 billion during the first six months of 2001, as compared with $3.2 billion during the first six months of 2000. Comparable store sales in the 781 stores in the U.S. and Canada that have been open for more than one year decreased by 9% and 10% in comparison to the second quarter and first half of 2000, respectively. Store operating profit was $75.1 million in the second quarter and $159.6 million for the first six months of 2001, as compared with $103.0 million in the second quarter and $259.8 million for the first six months of 2000. Gross margins primarily benefited from changes in product mix away from lower margin technology products and other merchandising initiatives. Operating costs were negatively impacted by the payroll costs associated with the chain-wide re-merchandising program. Negative comparable sales growth, primarily the result of lower technology sales and the related market basket of items, and the historical low sales volume in the second quarter, caused a negative impact on operating profit due to a lack of leverage on fixed costs.

During the second quarter, we opened five new office supply superstores, net of closures, in four states. At the end of the quarter, Office Depot operated a total of 829 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP

                                Second Quarter         Year-to-Date

(In millions of dollars)        2001       2000       2001      2000
-----------------------         ----       ----       ----      ----
Sales                        $  913.8   $  870.7 $  1,894.8 $  1,754.6
COGS and Occupancy Costs        623.1      587.9    1,307.3    1,196.1
                               ------     ------   --------   --------
     Gross Profit               290.7      282.8      587.5      558.5

Operating and Selling
 Expenses                       216.7      211.3      453.1      427.8
                               ------     ------   --------   --------
     Operating Profit            74.0       71.5      134.4      130.7

Sales in the Business Services Group increased 5% to $913.8 million in the second quarter of 2001, as compared with $870.7 million for the comparable period of 2000. For the first six months of 2001, sales increased 8% to $1.9 billion, as compared to $1.8 billion in the first six months of 2000. Warehouse operating profit was $74.0 million in the second quarter and $134.4 million in the first six months of 2001, as compared with $71.5 million in the second quarter and $130.7 million in the first six months of 2000. Overall gross profit margins declined by 68 basis points, for the quarter, and are primarily attributable to weakness in our catalog business that offset margin improvement in our contract business. Warehouse operating and selling expenses declined by 56 basis points as a result of reductions in warehouse operating costs and lower selling costs.

INTERNATIONAL DIVISION

                                 Second Quarter         Year-to-Date

(In millions of dollars)         2001       2000       2001       2000
-----------------------          ----       ----       ----       ----
Sales                        $  356.0   $  347.0   $  782.7   $  734.0
COGS and Occupancy Costs        213.4      208.9      470.2      442.3
                               ------     ------     ------     ------
     Gross Profit               142.6      138.1      312.5      291.7

Operating and Selling
 Expenses                        93.0       95.0      199.6      198.7
                               ------     ------     ------     ------
     Operating Profit            49.6       43.1      112.9       93.0

Sales in the International Division increased 3% (11% in local currencies) to $356.0 million in the second quarter of 2001, as compared with $347.0 million in the comparable period of 2000. Included in second quarter results were same store sales in our French retail business that grew by more than 12% in local currencies. International sales increased 7% (16% in local currencies) to $782.7 million in the first six months of 2001, as compared with $734.0 million in the comparable 2000 period. Unfavorable exchange rates continue to impact reported sales by approximately $30.2 million for the quarter and $68.6 million for the first six months of the year.

Store and warehouse operating profit in the International Division improved 15% (23% in local currencies) to $49.6 million for the second quarter and improved 21% (31% in local currencies) to $112.9 million for the first six months of 2001, as compared with $43.1 million and $93.0 million for the respective 2000 periods. International operating margins were slightly impacted by the early start-up costs of our new European Business Services Division in the U.K., Ireland and The Netherlands. Operating profit continues to be negatively impacted by unfavorable exchange rates by approximately $3.6 million in the second quarter and $9.3 million in the first six months of 2001.

Office Depot retail stores operate in the following countries, through a combination of wholly owned operations, joint ventures and international licensing agreements:
                                        Second Quarter      Open at
                                          Activity        Quarter End

Number of Stores                      Opened    Closed    2001    2000
----------------                      ------    ------    ----    ----

Mexico  (Joint Venture)                  1        --       55      44
France (*)                              --         1       27      27
Israel  (Joint Venture & License)       --        --       22      22
Poland  (License)                       --        --       16      16
Japan (*)                               --        --        7       7
Hungary  (License)                      --        --        3       3
Thailand  (License)                     --        --        2       2
Colombia (Operations have been
 terminated)                            --        --       --       2
                                      --------------------------------
     Total                               1         1      132     123

    (*) Office Depot wholly owned stores

Along with its retail stores, the Company also has delivery and catalog operations in 14 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
Conference Call Information Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at http://www.officedepot.com/companyinfo under Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

As of June 30, 2001 Office Depot operated 829 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 16 countries outside of the United States and Canada, including 27 office supply stores in France and seven in Japan that are owned and operated by the Company; and 98 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries. The Company also operates an award-winning U.S. Office Depot(R) brand Web site at http://www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates http://www.officedepot.co.jp in Japan and http://www.officedepot.fr in France as well as Viking(R) brand Web sites at http://www.vikingop.com in the United States, http://www.viking-direct.co.uk in the United Kingdom, http://www.viking.de in Germany, http://www.vikingdirect.nl in The Netherlands, http://www.vikingop.it in Italy, http://www.vikingop.com.au in Australia, http://www.vikingop.co.jp in Japan and http://www.vikingdirect.fr in France. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 27, 2001 and all subsequent filings with the SEC. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at http://www.sec.gov, http://www.10kwizard.com and at http://www.freeEDGAR.com, as well as on a number of other commercial Web sites.

                          OFFICE DEPOT, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share amounts)
                                   (Unaudited)

                        13 Weeks   13 Weeks     26 Weeks    26 Weeks
                         Ended      Ended        Ended       Ended
                        June 30,   June 24,     June 30,    June 24,
                          2001       2000        2001         2000
                        --------   --------     --------    --------

Sales                  $2,553,503  $2,632,850  $5,571,417  $5,698,507
Cost of goods sold
 and occupancy costs    1,814,850   1,881,337   4,025,848   4,109,348
                       ----------  ----------  ----------  ----------
  Gross profit            738,653     751,513   1,545,569   1,589,159

Store and warehouse
 operating and
 selling expenses         539,957     533,955   1,138,784   1,105,740
Pre-opening expenses        1,464       3,157       2,600       5,807
General and
 administrative expenses  119,303     115,053     228,905     221,402
Merger and restructuring
 costs                        580       3,352       1,013       4,381
Facility closure costs     (3,164)          -      (3,164)          -
                       ----------  ----------  ----------  ----------
                          658,140     655,517   1,368,138   1,337,330

  Operating profit         80,513      95,996     177,431     251,829

Other income (expense):
 Interest income            2,217       3,521       3,824       6,885
 Interest expense          (8,515)     (7,070)    (18,796)    (14,266)
 Miscellaneous income
  (expense), net           (7,589)       (483)     (6,426)     20,589
                       ----------  ----------  ----------  ----------

  Earnings before
   income taxes            66,626      91,964     156,033     265,037

Income taxes               24,652      34,027      57,730      98,064
                       ----------  ----------  ----------  ----------

   Net earnings           $41,974     $57,937     $98,303    $166,973
                       ==========  ==========  ==========  ==========

Earnings per common
 share:
  Basic                     $0.14       $0.18       $0.33       $0.52
  Diluted                    0.14        0.18        0.33        0.50

Weighted average number of common shares outstanding:
  Basic                   297,085     313,696     296,590     318,651
  Diluted                 313,480     340,567     313,010     345,956

                          OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (In thousands, except share and per share amounts)
                                   (Unaudited)

                                               As of         As of
                                              June 30,    December 30,
                                                2001          2000
                                              -------     -----------
Assets

Current assets:
  Cash and cash equivalents                $   189,609    $   151,482
  Receivables, net                             783,614        896,333
  Merchandise inventories, net               1,114,054      1,420,825
  Deferred income taxes and other assets       176,274        230,449
                                           -----------    -----------
     Total current assets                    2,263,551      2,699,089

Property and equipment, net                  1,092,862      1,119,306
Goodwill, net                                  221,872        219,971
Other assets                                   150,761        157,968
                                           -----------    -----------
                                           $ 3,729,046    $ 4,196,334
                                           ===========    ===========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                         $   918,707    $ 1,136,994
  Accrued expenses and other liabilities       542,568        580,966
  Income taxes payable                          64,593         37,118
  Current maturities of long-term debt           7,925        153,259
                                           -----------    -----------
     Total current liabilities               1,533,793      1,908,337


 Deferred income taxes and other credits        50,557         88,247
 Long-term debt, net of current
  maturities                                   229,718        374,061
 Zero coupon, convertible subordinated
  notes                                        230,023        224,438

Commitments and Contingencies

Stockholders' Equity
 Common stock - authorized 800,000,000
  shares of $0.01 par value; issued
  380,686,294 in 2001 and 378,688,359
  in 2000                                        3,807          3,787
 Additional paid-in capital                    953,459        939,214
 Unamortized value of long-term
  incentive stock grant                         (2,770)        (2,793)
 Accumulated other comprehensive income        (82,377)       (53,490)
 Retained earnings                           1,614,994      1,516,691
 Treasury stock, at cost - 82,190,548
  shares in 2001 and 2000                     (802,158)      (802,158)
                                           -----------    -----------
                                             1,684,955      1,601,251
                                           -----------    -----------
                                           $ 3,729,046    $ 4,196,334
                                           ===========    ===========

                          OFFICE DEPOT, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)
                                                 26 Weeks   26 Weeks
                                                  Ended       Ended
                                                 June 30,    June 24,
                                                   2001        2000
                                                 -------    --------
Cash flows from operating activities:
  Net earnings                                 $  98,303    $ 166,973
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
    Depreciation and amortization                 97,744       96,179
    Provision for losses on inventories
     and receivables                              61,085       47,630
    Changes in working capital                   135,532       18,585
    Loss (gain) on investment securities           8,500      (18,960)
    Other operating activities, net               22,028        8,759
                                               ---------    ---------
  Net cash provided by operating activities      423,192      319,166
                                               ---------    ---------

Cash flows from investing activities:
  Proceeds from maturities or sales of
   investment securities                              --       18,960
  Purchases of investments and other assets       (6,842)     (21,612)
  Capital expenditures, net of proceeds
   from sales                                    (71,546)    (126,370)
                                               ---------    ---------
     Net cash used in investing activities       (78,388)    (129,022)
                                               ---------    ---------

Cash flows from financing activities:
  Proceeds from exercise of stock options
   and sale of stock under employee stock
   purchase plans                                  8,851        7,431
  Acquisition of treasury stock                       --     (200,457)
  Proceeds from issuance of long-term debt         4,851        8,421
  Payments on long- and short-term borrowings   (297,416)      (3,321)
                                               ---------    ---------
     Net cash used in financing activities      (283,714)    (187,926)
                                               ---------    ---------

 Effect of exchange rate changes on cash
  and cash equivalents                           (22,963)      (7,879)
                                               ---------    ---------

 Net increase (decrease) in cash and cash
  equivalents                                     38,127       (5,661)
   Cash and cash equivalents at beginning
    of period                                    151,482      218,784
                                               ---------    ---------
   Cash and cash equivalents at end
    of period                                  $ 189,609    $ 213,123
                                               =========    =========